EXHIBIT 10.1


                          BREMER FINANCIAL CORPORATION

                1999 EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN

                              Chairman of the Board
                         of Bremer Financial Corporation


Contained herein is a detailed outline of the Executive Annual Incentive Compensation Plan which has been designed for the Chairman of the Board of Directors of Bremer Financial Corporation ("Chairman").

A. Purpose

    1) To provide an annual incentive award to the Chairman for the achievement of Bremer Financial Corporation's goals and objectives.

    2) To focus attention on those activities which will positively affect the Corporation's financial well-being.

B. Eligibility

    1)  The Chairman is the participant in this plan.

C. Plan Year

    1) The Executive Annual Incentive Compensation program will begin on January 1 and will end on December 31.

D. Payment of Award

    1) At year end, formal reviews will be conducted by the Bremer Financial Corporation Board of Directors ("Board") to determine and measure performance. Upon completion of the measurement of the participant's goals and objectives, an award will be approved.

    2) Award payments will be made in the first quarter following the end of defined incentive plan year.

E. Potential Awards

    1) The maximum potential award, stated as a percentage of base salary, will be 70%.

F. Performance Measures and Determination of Award

    1) 100% of the incentive award will be based upon Corporate RORE. The following table will be utilized to determine the actual percentage of salary to be granted. When performance falls between the RORE percentages shown, interpolation will be utilized to determine the actual percentage of salary to be awarded.

               Corporate RORE                              Percentage Award
               --------------                              ----------------

                 Below 13.34                                    -0-
                    13.34       33.3% of Max (Threshold)        23.31%
                    13.92                 Plan                  39.61%
                    14.03             66.6% of Max              46.42%
                    15.00                Maximum                70.00%

    2)  Modifier: Compliance Ratings

        To ensure that there is appropriate system wide focus on regulatory compliance issues, incentive awards calculated under this plan may be reduced by up to 25% if the Bremer banks selected for compliance examinations by the OCC during the second half of 1999 do not receive satisfactory compliance ratings.

G. Administration

    1) The plan shall be subject to the approval of the Board which shall have sole authority to establish the terms and conditions under which the plan will be administered.

    2) The Executive Incentive Compensation Plan and awards are not transferable or assignable.

    3)  Award may be deferred.

H. Administrative Procedures

    1) Addition to Plan -- Eligible individuals will be added to the plan at any time upon the approval of the Board. However, the size of their awards will be prorated by the number of months they were eligible to receive an award. An example would be:

        - Employee "A" is added to plan in mid-year so s/he has six (6) months of eligible service.
        - Calculated incentive award is $15,000
        - $15,000 X 6/12 = $7,500

    2) Terminations -- If the eligible participant terminates during the plan year, the incentive award will be handled as follows:

        - Voluntary resignation -- no incentive award.
        - Involuntary termination for cause -- no incentive award.
        - Involuntary termination without cause -- incentive award prorated by number of months service during current incentive plan year, based on approval by the Board.
        - Retirement/disability -- incentive award prorated by number of months of service during current incentive plan year.

    3) Change in Position -- Eligible employees who have a change in position during a plan year will have their incentive award calculated under both plan award levels and prorated by the months of service at each level. Both calculations will be based on the salary effective on December 31 of the incentive plan year.

    4) Interpolation -- When actual performance falls above threshold and between cells on the appropriate element, the individual completing the formula should interpolate to the actual percentage to be awarded.

    5) Performance -- If a participant's performance rating for the plan year is less than fully competent and/or certain performance goals are not met, the Board has the authority to reduce partially or totally the incentive payout that would normally be due the participant.

    6) Exceptions -- Upon occasion, there may be specific reasons for exceptions to the incentive compensation program for events beyond the control of the participant in the plan. The Board has the authority to determine and approve all such exceptions.

I. Amendment and termination

    1) The Board may at any time amend the plan for the purposes of satisfying the requirements of any changes in applicable laws or for any purpose which may be permitted by law. The Board may also terminate the plan at any time. No such amendment or termination shall, however, adversely affect the rights of any participant (without his/her prior consent) to any award previously approved.

                    CALCULATION OF EXECUTIVE INCENTIVE AWARD
                                 Plan Year 1999



                                    Chairman of the Board of Directors of Bremer
                                    Financial Corporation
--------------------------------    --------------------------------------------
NAME                                TITLE


                                                            Percentage of Salary
                                                               To Be Awarded
                                                               -------------
F-1 - Corporate RORE
--------------------

         Corporate RORE                          ______%       ______________%





Total Award Earned as % of Salary                              ______________%
---------------------------------

X December 31, 1999 Salary                                     $

= 1999 INCENTIVE AWARD                                         $

Compliance Rating Modifier (up to 25% reduction)              ($_____________)

= 1999 NET INCENTIVE AWARD                                     $





Approved:


--------------------------    --------------------------------------------------
Date                          Board of Directors of Bremer Financial Corporation